                                                                    EXHIBIT 12.1

   RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS


     The Company's consolidated ratios of earnings to combined fixed charges and preferred stock dividends for each of the periods indicated are set fourth below:


                                                                                  YEAR ENDED DECEMBER 31,
                                                                            ----------------------------------
                                                                              2000         1999         1998
                                                                            --------     --------     --------
                                                                                   (DOLLARS IN MILLIONS)
Income before income taxes                                                  $  354.4     $  370.8     $  293.6

Combined fixed charges and preferred stock dividends:
     Interest expense of deposits                                              510.7        481.4        465.5
     Interest expense on senior bank notes                                      11.8         13.9         13.9
     Interest expense on subordinated bank notes                                 3.4           --           --
     Interest expense on guaranteed preferred beneficial interest in
       Company's junior subordinated debentures                                 18.3         18.3         18.3
     Appropriate portion (1/3) of rent expense                                   8.2          7.7          5.5
                                                                            --------     --------     --------
Total combined fixed charges and preferred stock dividends                  $  552.4     $  521.3     $  503.2
                                                                            --------     --------     --------
                                                                            --------     --------     --------

Total combined fixed charges and preferred stock dividends (excluding
   interest expense on deposits)                                            $   41.7     $   39.9     $   37.7
                                                                            --------     --------     --------
                                                                            --------     --------     --------
Earnings before income taxes and combined fixed charges and preferred
   stock dividends                                                          $  906.8     $  892.1     $  796.8
                                                                            --------     --------     --------
                                                                            --------     --------     --------
Ratio of earnings to combined fixed charges and preferred stock
   dividends (including interest expense on deposits)                          1.64x        1.71x        1.58x
                                                                            --------     --------     --------
                                                                            --------     --------     --------
Ratio of earnings to combined fixed charges and preferred stock
   dividends (excluding interest expense on deposits)                          9.50x       10.29x        8.79x
                                                                            --------     --------     --------
                                                                            --------     --------     --------




                                       36